Exhibit 10.2

Summary of Oral Agreement

between

Wadena Corp. and Cort St. George

November 2, 2015

In April, 2015, Wadena Corp. (the “Company”) agreed to pay $4,000 per month to Cort St. George as salary for his services as President of the Company.  The parties agreed that either party could terminate this agreement upon thirty (30) days notice.  If monies are not available to pay Mr. St. George’s full salary each month, any balance owing will be accrued on the books of the Company.

In addition, Mr. St. Geoge has agreed to continue to provide office space to the Company at no cost.